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                                                                     EXHIBIT 4.5
                                 LOAN AGREEMENT
                               AND NOTE AMENDMENT



         This Agreement is entered into as of December 18, 1998 by 3C1 Complete Compliance Corporation, a Delaware corporation ("3C1"), and Waste Systems, Inc., a Delaware corporation ("WSI").

         Background:

         A. WSI has previously loaned various amounts to 3C1. This indebtedness of 3C1 to WSI is evidenced by an Amended and Restated Secured Promissory Note, dated October 1, 1998, from 3C1 payable to WSI's order in the principal sum of $5,487,308.31 (the "3C1 Note").

         B. 3C1 requires additional financing, which it has been unable to obtain from other sources, and has requested WSI to lend 3C1 a further $750,000.

         C. WSI is willing to make this loan to 3C1 subject to the terms and conditions of this Agreement.

         Now, therefore, in consideration of their mutual promises and agreements, the parties agree as follows:

         1. DEFINITIONS. Capitalized terms used in this Agreement without being defined have the same meanings that they are given in the 3C1 Note.

         2. NEW LOAN. Subject to the terms and conditions of this Agreement, WSI shall lend $750,000 (the "New Loan") to 3C1 upon its written request.

         3. INTEREST RATE AND PAYMENT. The New Loan shall bear interest at the lesser of (i) the Prime Rate plus 3.0% or (ii) the Maximum Rate, in either case compounded monthly. Interest shall accrue from the date of disbursement of the New Loan by WSI. Accrued and unpaid interest outstanding on June 30, 1999 shall be capitalized and added to the principal amount of the New Loan effective as of July 1, 1999. Interest accruing after June 30, 1999 shall be due and payable in monthly installments on the last business day of each month, with the first such installment being due and payable on the last business day of July 1999.

         4. MATURITY. The outstanding principal balance of the New Loan, together with all accrued but unpaid interest on the New Loan, is due and payable on September 30, 1999. The maturity date of the New Loan may not be extended (i.e., 3C1's extension of the maturity date of the 3C1 Note in accordance with its terms shall not operate to extend the maturity date of the New Loan).

         5. SALE EVENTS.

              (a) Upon the occurrence of each Sale Event prior to the maturity of the New Loan and prior to WSI's acceleration of the 3C1 Note), a fee shall be due to WSI in accordance with the following schedule:

   DATE OF SALE EVENT                                     FEE
 Prior to March 1, 1999                                 $20,000
 After February 28 and prior to April 1, 1999            30,000
 After March 31 but prior to May 1, 1999                 40,000
 After April 30, 1999                                    50,000

               This fee shall be due and payable by 3C1 no later than three days following the occurrence of the Sale Event. If more than one Sale Event occurs prior to the maturity of the New Loan (and prior to WSI's acceleration of the 3C1 Note), the aggregate fees payable under this Paragraph 5(a) shall not exceed $50,000. 3C1 shall apply the net proceeds received from each Sale Event (after payment of any fee due to WSI under this Paragraph 5(a)) to repayment of the New Loan (to be applied in the following order: first to unpaid fees and expenses under this Agreement; then to accrued interest; and then to principal).

              (b) If no Sale Event has occurred prior to May 1, 1999, a fee of $15,000 shall be due to WSI. If no Sale Event has occurred prior to July 1, 1999, an additional fee of $35,000 shall be due to WSI. If incurred, these fees shall be due and payable on May 1 and July 1, 1999, respectively. 3C1 shall be entitled to a credit against any fees otherwise payable under

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     Paragraph 5(a) but not exceeding the amount of those fees) for any fees paid under this Paragraph 5~).

              (c) If WSI accelerates the 3C1 Note in accordance with its terms, a fee of $50,000 shall be due to WSI. This fee shall be due upon acceleration of the 3C1 Note. 3C1 shall be entitled to a credit against this fee but not exceeding the amount of the fee) for any fees paid under Paragraphs 5(a) and (b) prior to acceleration of the 3C1 Note.

              (d) Any fees payable under Paragraphs 5(a), (b) and (c) shall be additional indebtedness evidenced by the 3C1 Note and secured by the Security Documents.

              (e) As used in this Paragraph 5, the term "Sale Event" means the closing of 3C1's sale of a portion of its business (for example, selected routes, equipment and/or a treatment center) in which the consideration paid to 3C1 (including liabilities assumed by the purchaser) exceeds $50,000.

         6. CONDITIONS OF LOAN. WSI's obligation to make the New Loan to 3C1 shall be subject to the prior satisfaction of each of the following conditions:

              (a) 3C1 has executed and delivered this Agreement to WSI;

              (b) WSI has received a copy, certified to WSI by an executive officer of 3C1, of resolutions duly adopted by 3C1's board of directors authorizing 3C1 to enter into, deliver and perform this Agreement and each other agreement, document or instrument that 3C1 is required to enter into, deliver and perform pursuant to the terms of this Agreement;

              (c) WSI has received a copy, certified to WSI by an executive officer of 3C1, of resolutions duly adopted by 3C1's board of directors:

              (1) directing 3C1's President, Charles D. Crochet, to concentrate exclusively on the operational aspects of 3C1's current business, with continued reporting authority directly to 3C1's board of directors;

              (2) directing Mr. Crochet to develop, by December 31, 1998, an operating plan for 3C1's business detailing specific areas of cost savings, and directing 3C1's Chief Financial Officer, Curtis W. Crane, to monitor and confirm the implementation of these projected cost savings on a monthly basis and to report the results directly to 3C1's board of directors;

              (3) directing Mr. Crane to assume responsibility for all financial and administrative aspects of 3C1's business, with reporting authority directly to 3C1's board of directors;

              (4) directing Mr. Crane to develop a bi-weekly cash update report, including a rolling forecast for the next six months and a report on 3C1's consolidating bank account balances; and

              (5) appointing a special committee of the board of directors, consisting of David I. Schoon- maker Charles D. Crochet and one of WSI's four nominees on the board of directors, to explore and conduct the process of selling or disposing of a portion of 3C1's current business in order to enable 3C1 to satisfy its repayment obligations in respect of the New Loan;

              (d) 3C1 has entered into a security agreement substantially in the form of the security agreement attached as Exhibit 1 (the "Security Agreement"), and has executed and delivered to WSI all Uniform Commercial Code financing statements, in a form approved by WSI, that WSI requires in order to perfect the security interest granted under the Security Agreement in all jurisdictions that WSI considers necessary or appropriate;

              (e) 3C1 has executed and delivered to WSI mortgages in WSI's favor (the "Mortgages") substantially in the same form as:

                  (1) the Collateral Mortgage by A/Med, Inc., to Incendere of
              Louisiana, dated May 21, 1992; and

                  (2) the Mortgage, Security Agreement, Assignment of Leases and
              Financing Statement by 3C1 Complete Compliance Corporation and 3C1 Acquisition Corp./A/MED, to River Bay Corporation, dated October 10, 1994; and

              (f) 3C1 has obtained and filed Uniform Commercial Code termination statements and recorded mortgage releases of all prior financing statements on file and all prior mortgages

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         of record covering the collateral or real property or fixtures covered by the Security Agreement and the Mortgages.

At WSI's sole discretion, WSI may allow one or more of these conditions to be satisfied by 3C1 within a specified period after WSI has made the New Loan to 3C1; but 3C1's failure to satisfy any such condition within the period specified shall constitute a Default under the 3C1 Note.

          7. LOAN EXPENSES.

              (a) 3C1 shall pay all of WSI's legal fees in connection with the negotiation and documentation of the New Loan promptly upon receipt from WSI of a copy of its lawyers' statement for services. At 3C1's request, the amount of these fees may be added to the principal amount of the New Loan, retroactive to the date of disbursement.

              (b) 3C1 shall reimburse WSI for all filing and recording fees that WSI pays to file and record any of the documents described in Paragraphs 6(d)-(f).

          8. AMENDMENT OF 3C1 NOTE. The parties agree that the 3C1 Note is amended in the following respects:

              (a) The New Loan shall be considered evidenced by the 3C1 Note, the principal amount of which shall be considered increased by $750,000 as of the date of disbursement of the New Loan. In the event of any inconsistency or conflict between the 3C1 Note and this Agreement, however, this Agreement shall control.

              (b) All amounts due to WSI under this Agreement shall be considered secured by the Security Documents.

              (c) The Security Agreement and Mortgages shall be considered additional "Security Documents" as that term is used in the 3C1 Note.

              (d) Subparagraph 5 of the first full paragraph on page 2 of the 3C1 Note is amended to read as follows:

                  5. Liens in connection with the original purchase or lease of any property hereafter acquired by the Maker involving aggregate payments not exceeding $5,000 or total pay-ments not exceeding $5,000 unless approved in advance by the Maker's board of directors.

              (e) Subparagraph 6 of the first full paragraph on page 2 of the 3C1 Note is amended to read as follows:

                  6. Liens in connection with any capital lease which has annual aggregate payments equal to or less than $5,000 (provided that the total of all such permitted leases does not exceed $5,000 annually), and Liens in connection with any capital lease which has annual payments greater than $5,000 unless approved in advance by the Maker's board of directors.

              (f) The dates "March 31, 1999" and "June 30, 1999" in the second sentence of subparagraph (h) on page 3 of the 3C1 Note is amended to read "March 31, 2000" and "June 30, 2000," respectively.

              (g) Subparagraph (i) on page 3 of the 3C1 Note is amended to read as follows:

                  (i) the shareholders' equity on the Maker's balance sheet shall:

                  (i) at any time beginning on or after January 1, 1999 and before October 1, 1999, and continuing for a period of 45 days, be less than that reflected on the Maker's Annual Report on Form 10-K for the fiscal year ended September 30, 1998; or

                  (iii) at any time beginning on or after October 1, 1999 and before October 1, 2000, and continuing for a period of 45 days, be less than that reflected on the Maker's Annual Report on Form 10-K for the fiscal year ended September 30, 1999.

         9. RELEASE OF SECURITY. Notwithstanding the fact that, when executed and delivered by 3C1, the Security Agreement and Mortgages will secure 3C1's full indebtedness under the 3C1 Note, as amended by this Agreement (to reflect, among other things, the New Loan), WSI shall terminate and release its security interest under the Security Agreement, and release the lien of each of the Mortgages, upon 3C1's repayment in full of the New Loan (including all accrued but unpaid interest) if, and only if:

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                  (a) the repayment occurs on or prior to the maturity date of the New Loan (i.e., September 30, 1999); and

                  (b) at the time of repayment, there exists no event described in subparagraphs (a), (c), (d), (e), (f), (g), (h) or (i) on page 3 of the 3C1 Note.

If, at the time of repayment, there exists any event described in subparagraphs(a), (c), (d), (e), (f), (g), (h), or (i) on page 3 of the 3C1 Note, WSI shall not be required to release any of its security for the 3C1 Note, either then or later (if the event or events in question cease to exist), until 3C1's repayment in full of the 3C1 Note.

         10. AMENDMENTS. This Agreement may not be modified or amended, and no provision of this Agreement may be waived, except by the written agreement or waiver of the party to be bound.

         11. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Illinois without giving effect to its conflict of laws rules.

         12. BINDING EFFECT. This Agreement shall be binding on and inure to the benefit of the parties and their respective successors and assigns.

         In witness, this agreement has been signed by the parties.


                                       3CI COMPLETE COMPLIANCE CORPORATION


                                       By /s/ Charles D. Crochet
                                         ---------------------------------------
                                              President


                                       WASTE SYSTEMS, INC.

                                       By /s/ Frank J.M. ten Brink
                                         ---------------------------------------
                                              Secretary and Treasurer

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